Exhibit 99.1

Press Release New York

SOTHEBY'S NAMES WILLIAM F. RUPRECHT CHAIRMAN OF THE BOARD OF DIRECTORS IN ADDITION TO HIS ROLE AS PRESIDENT AND CHIEF EXECUTIVE OFFICER

Michael I. Sovern To Remain on Board After 13 Years of Invaluable Service as Chairman
Steven B. Dodge Unanimously Appointed Lead Independent Director of Sotheby's

NEW YORK, 13 December 2012 - Sotheby's (NYSE: BID) today announced that the Board of Directors unanimously elected William F. Ruprecht Chairman of the Board of Directors, a role he will assume in addition to his current duties as President and Chief Executive Officer. Michael I. Sovern, who has served as Chairman of the Board for 13 years, will remain on the Board. Steven B. Dodge was unanimously approved by the Board as Lead Independent Director. The appointments are effective immediately.

“Serving as Chairman of the Board at Sotheby's has been an extraordinary privilege,” said Mr. Sovern. “We have accomplished a great deal together and I am very proud of the standard of excellence Sotheby's represents today in the art world and, most importantly, with our clients. We are extremely fortunate that Bill Ruprecht can step seamlessly into the role as Chairman. The Board and I have been contemplating my decision to step down as Chairman for about a year now and we looked both internally and externally at suitable structures and candidates. Bill is clearly the best long-term choice for Sotheby's and its shareholders. There is no one more prepared and knowledgeable about Sotheby's and all that this company represents and what it can become, so I turn this seat over to him with great confidence in the future.”

Exhibit 99.1

Mr. Sovern began his tenure as Chairman of Sotheby's in February 2000. As President Emeritus of Columbia University, he brought a distinguished reputation as an accomplished lawyer, scholar and educational leader to the Sotheby's Board at a critical period. Mr. Sovern's leadership and integrity helped steer Sotheby's successfully through its antitrust matter and its two class capital structure and enabled the Company to enjoy the most prosperous period in its almost 270 year history.

Mr. Ruprecht assumes the role of Chairman today after a 32-year career at Sotheby's that has taken him from an administrator's post in the Rug department to head of a global organization that has reached $6 billion in sales and operates in 40 countries, with clients from 95 nations and principal salesrooms in New York, London, Paris and Hong Kong.

Mr. Ruprecht was named President and CEO in February 2000 at the same time Mr. Sovern was appointed Chairman. Prior to that, Mr. Ruprecht served as Managing Director of Sotheby's North & South America for six years. During his tenure as President and CEO, Sotheby's has increased its global focus on top clients and the high end of the business as well as 'emerging' markets - whether in Asia, the Middle East, Russia or Latin America. The Company, under his leadership, has also seen an expansion in art-related financing, private sales of major works of art and in its digital presence as Sotheby's strives to build client loyalty through innovation and impeccable service.

“This is an exciting and challenging time in the world and at Sotheby's. I accept this appointment with gratitude and humble thanks to the Board and to Michael for all he has done, especially the sterling example of leadership that I and all future chairs will call upon,” said Mr. Ruprecht. “I am deeply appreciative of the senior leadership at Sotheby's. Their collective strengths, intelligence, amazing passion and commitment to this business are the ingredients that make this a unique and superb organization.”

Exhibit 99.1

Mr. Dodge today assumes a role that is new to the Sotheby's Board, although he is a veteran of Company leadership, having served as a Director from 2000 to 2007. Mr. Dodge is the CEO and principal of a private real estate development and construction company, Windover Development LLC, and for almost a decade, until 2004, he served as Chairman of the Board of American Tower Corporation and as President and Chief Executive Officer of that company until 2003. Prior to American Tower, Mr. Dodge served as the Chairman, President, and CEO of American Radio Systems Corporation.

In his role as Lead Independent Director, Mr. Dodge is responsible for a series of leadership duties, including presiding at Executive Sessions of the non-management directors, serving as a liaison between the Chairman and the directors, and shaping the agendas for meetings of the Board. The position was created to ensure that Sotheby's meets the highest standards of contemporary corporate governance. Mr. Dodge said, “Sotheby's will continue to be committed to the highest level of transparency and Board independence on my watch, as currently evidenced by the fact that only one of our twelve Board members is from Management.”

Mr. Ruprecht applauded the selection of Mr. Dodge, saying, “Steve Dodge is a superb choice as Lead Independent Director and has a proven track record of building organizations and developing talent. He is an effective and independent Director, a true consensus builder, and I very much look forward to working with him in his new role as Lead Independent Director.”

Contacts:
Press Department | 212 606 7176 | Andrew Gully | Andrew.Gully@Sothebys.com
Investor Relations | 212 894 1023 | Jennifer Park | Jennifer.Park@Sothebys.com

About Sotheby's
Sotheby's is a global company that engages in art auction, private sales and art-related financing activities. The Company operates in 40 countries, with principal salesrooms located in New York, London, Hong Kong and Paris. The Company also regularly conducts auctions in six other salesrooms around the world. Sotheby's is listed on the New York Stock Exchange under the symbol BID. For information, please visit www.sothebys.com/.

Exhibit 99.1

Forward-looking Statements
This release contains certain “forward-looking statements” (as such term is defined in the Securities and Exchange Act of 1934, as amended) relating to future events and the financial performance of the Company. Such statements are only predictions and involve risks and uncertainties, resulting in the possibility that the actual events or performances will differ materially from such predictions. Major factors, which the Company believes could cause the actual results to differ materially from the predicted results in the “forward-looking statements” include, but are not limited to, the overall strength of the international economy and financial markets, political conditions in various nations, competition with other auctioneers and art dealers, the success of our risk reduction and margin improvement efforts, the amount of quality property being consigned to art auction houses and the marketability at auction of such property. Please refer to our most recently filed Form 10-Q (and/or 10-K) for a complete list of Risk Factors.

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